Exhibit 10.1

Giant Network Technology Limited

Employee Share Option Scheme

1. Purpose

The purpose of this Share Option Scheme is:

1.1 To attract and retain skilled and experienced personnel for the important positions;

1.2 To provide additional incentives for employees, management, and consultants, and to promote the company’s business achievements

2. Definitions

“Board” means the Board of Directors of the Company

“Committee” means a committee of directors appointed by the Board in accordance with Section 4 of this Scheme.

“Company” means Giant Network Technology Limited, a company duly incorporated in the Cayman Islands

“Consultant” means any person engaged by the Company or its parent company or any subsidiary to provide counseling or advice services.

“Director” means any member of Board.

“Disability” means the total and permanent incapacity of Service Provider.

“Employee” means any person employed by the Company or its parent company or any subsidiary, including, without limitation, directors. A service provider is deemed to be an “employee” in the case of leave of absence approved by the Company, or in the case of transfers between locations of the Company, or between the Company and its parent company, subsidiary or successor.

“Executive Committee” means the Board of Directors, or any committee under the Board, such as Compensation Committee, which administers this Scheme in accordance with Section 4.

“Fair Market Value” means, as of any date, the price of a Share determined as follows:

(a) If the Shares are listed on any established stock exchange or national quotation system, its Fair Market Value shall be the closing price of each share on the trading day prior to the day of determination (or the closing bid provided that there is no closing price on such trading day);

(b) If the Shares are quoted regularly by a recognized securities dealer, its Fair Market Value shall be the mean between the high bid and low asked prices for the Shares on the trading day prior to the day of determination; or if the Shares are not publicly-traded, the Fair Market Value shall be determined by the Executive Committee in good faith pursuant to the valuation report of a valuation company and after seeking legal and accounting advice

“Governing Law” means any rules of any Stock Exchange or Quotation System on which Shares are listed or traded, and the applicable laws of any country or jurisdiction in accordance with which Options are granted.

“Option” means the rights granted pursuant to this Scheme to subscribe for the Shares.

“Option Agreement” means the written or electronic agreement between the Company and the Grantee to set forth the terms and conditions under which the Grantee is granted an Option. The Option Agreement shall be subject to terms and conditions of this Scheme.

“Options Exchange Plan” means a plan exchanging the exercisable Option for another Option at a lower exercise price.

“Optionee” means any person granted the Option to subscribe for the Shares under this Scheme.

“Parent Company” means any entity holds directly or indirectly no less than fifty point one percent (50.1%) voting power of the Company.

“Review Period” means the working period of the Optionee. It refers to the term of service that has a performance-reward relationship with Option, i.e. a period of time from the date of grant to the date when the Option is vested.

“Scheme” means this Employee Share Option Scheme in its present or any amended form.

“Securities Law” means any legislation or its amendment in connection with securities exchange in any governing jurisdiction.

“Service Provider” means any employee, director or consultant.

“Severance Date” means the last day on which the Optionee retains employment relationship with, or provides service to, the Company or its Affiliate.

“Shares” means the common shares of US$0.00001 each of the Company.

“Subsidiary” means any entity that is held by the Company directly or indirectly no less than fifty point one percent (50.1%) voting power.

“Tax Law” means any legislation or its amendment in connection with relevant taxation in any governing jurisdiction.

“Vested Option” means the right vested in the Optionee to exercise the Option

In this Scheme, unless the context otherwise requires, words denoting the masculine gender include the feminine gender, words in the singular include the plural, and Service Agreement includes Employment Agreement and Labor Contract. Service Agreement to this agreement refers to the employment contract or the service agreement which be signed between the Optionee and the company or any subordinate subsidiary company or any subordinate organization.

3. Shares subject to the Scheme

The maximum aggregate number of Shares subject to this Scheme is three hundred and twenty thousand (320,000), i. e. eight percent (8%) of four million (4,000,000) Shares; the Options initially proposed to be granted on 1 October, 2006 will not exceed two hundred thousand (200,000) Shares, i.e. five percent (5%) of four million (4,000,000) Shares; Options in respect of a further one hundred and twenty thousand (120,000) Shares, i.e. three percent (3%) of four million (4,000,000) Shares, shall be granted at a later stage.

During the effective period of this Scheme, the Company shall always retain a sufficient number of Shares under this Scheme, and keep them authorized but unissued so as to enable the exercise of Options granted hereunder

4. Exercise of the Scheme

4.1 Executive Committee

This Scheme is administered by the Board or the Committee appointed by the Board and established in accordance with Governing Law.

4.2 The Powers of Executive Committee

The Executive Committee has an absolute discretion to determine the matters set below:

4.2.1 to determine the Fair Market Value;

4.2.2 to select the Service Providers to whom Options may be granted hereunder from time to time;

4.2.3 to determine the number of Shares to be covered by each Option granted hereunder;

4.14 to approve the form of agreement for use under this Scheme;

4.2.5 to determine the terms and conditions of any Option granted hereunder, including, without limitation, the exercise price, the time or times when Options may be exercised, any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Option or Shares relating thereto, based in each case on such factors as the Executive Committee, in its sole discretion, shall determine;

4.2.6 to commence the Options Exchange Plan;

4.2.7 to prescribe, amend, and rescind rules and regulations relating to this Scheme;

4.2.8 to accept any Optionee’s instructions to the Company to withhold Shares otherwise issuable upon exercise of an Option, and to ensure that the Fair Market Value of the withheld Shares shall be equal to the amount of withholding tax required to satisfy the withholding tax obligations. Fair Market Value of the withheld Shares shall be determined on the date when the amount of tax payable is determined. The Optionee’s choice to withhold Shares for such purpose shall comply with any conditions imposed by the Executive Committee, any interpretation provision for this Scheme, and the rights and interest granted by this Scheme.

4.3 Effect of Executive Committee’s Decision

All the decisions, determinations and interpretations made by the Executive Committee pursuant to this Scheme shall be final and binding on all the Optionees.

5. Eligibility

5.1 Service Providers are eligible to be granted Options

5.2 Neither this Scheme or any Option shall confer upon an Optionee any right with respect to continuing the Optionee’s relationship as a Service Provider with the Company, nor shall they interfere in any way with the Optionee’s right or the Company’s right to terminate such relationship at any time, with or without cause.

5.3 Service Provider shall pay RMB¥l as the consideration when accepting an Option.

6. Term of Scheme

This Scheme shall become effective upon its adoption by the Board and approval by the shareholders in general meeting. It shall continue in effect for a term of seven (7) years unless terminated earlier under Section 14 of this Scheme

7. Term of Option

The term of each Option shall be stated in the Option Agreement, but the term shall not exceed seven (7) years from the date of grant.

If at any time when an Option is granted, the Optionee owns Shares representing more than ten percent (10%) of the total combined voting power of all classes of shares of the Company, the term of the Option and the exercise price shall be separately prescribed.

8. Exercise Price and Consideration

8.1 The exercise price for the Shares to be issued pursuant to exercise of the Option shall be determined by the Executive Committee In any event, the par share exercise price shall not be less than the fair market value of a share of common stock on the date of grant.

8.2 The consideration for Shares issued upon exercise of an Option, including the mode of payment shall be determined by the Executive Committee, Such consideration may include:

8.2.1 cash;

8.2.2 cheque payable to the order of the Company;

8.2.3 bank cashier order;

8.2.4 other shares which have a fair market value on the date of exercise equal to the aggregate exercise price of the Shares as to which said Option shall be exercised;

8.2.5 consideration received by the Company under a cashless exercise program implemented by the Company in connection with this Scheme, or any combination of the foregoing mode of payment

In determining the type of consideration to be accepted, the Executive Committee shall consider whether such consideration is reasonably expected to be in the interests of the Company

9. Exercise of the Option

9.1 Exercise Procedures; Rights as a Shareholder

Pursuant to this Scheme, Options initially proposed to be granted on [1 October], 2006 will not exceed two hundred thousand (200,000) Shares. Each Option initially granted will be fully vested in each Optionee over a five year period with up to twenty percent (20%) of each Option to be vested annually. An Option shall not be exercised in respect of a fraction of a Share.

To exercise an Option, an Optionee shall give written or electronic notice accompanied by all the relevant information and full payment of Option price (i.e. the exercise price multiplied by the amount of Option to be exercised). Thereafter, the Company will issue the Shares to such Optionee in the corresponding amount. An Optionee may choose to exercise all or part of the vested Option. Any unexercised portion will automatically defer to the next exercise.

Shares issued upon exercise of an Option may be issued in the name of the Optionee or, if requested by the Optionee, in the name of his spouse. Until the Shares are issued, no right to vote or receive dividends or any other rights as a shareholder shall exist with respect to the Shares.

9.2 Termination of Relationship as a Service Provider

If an Optionee ceases to be a Service Provider, the Optionee may exercise his Option within three (3) months immediately after cessation of service to the extent such Option is vested on the Severance Date. Any unvested Option or any vested Option that is not exercised within three (3) months after cessation of service shall automatically terminate or lapse.

9.3 Disability or Retirement of Optionee

If an Optionee ceases to be a Service Provider as a result of the Optionee’s disability or retirement with the consent of the Company, the Optionee may exercise the Option within twelve (12) months immediately after cessation of service to the extent that such Option is vested on the Severance Date. Any unvested Option or any vested Option that is not exercised within the period prescribed herein shall automatically terminate or lapse.

9.4 Death of Optionee

If an Optionee dies while he is a Service Provider, the Optionee’s estate or, the transferees by will or laws of descent may exercise the Option within twelve (12) months immediately after cessation of service to the extent that such Option is vested on the date of death. Any unvested Option or any vested Option that is not exercised within the period prescribed herein shall automatically terminate or lapse.

9.5 Miscellaneous

9.5.1 It has been proved that the Optionee has stolen, misappropriated, swindled, divulged the Company’s secrets, disclosed or used its information, client lists, commercial secrets or other confidential information without the Company’s authorization.

9.5.2 The Optionee breaches the entrusted obligations, or violates any law or administrative regulation.

9.5.3 It has been proved that the Optionee is guilty or has waived a claim of innocence in respect of any felony or misdemeanor.

9.5.4 The Optionee fundamentally breaches any article of any agreement with the Company or its Affiliate.

9.5.5 The Optionee violates the non-compete obligation, or in any manner engages in activities impairing the reputation, business or interest of the Company or its Affiliate, or improperly leads to the seller’s or client’s violation or termination of any agreement with the Company or its Affiliate.

The Company shall be entitled to terminate the service with the Optionee upon the occurrence of any of the foregoing events, and any Option granted to such Optionee shall automatically terminate or lapse.

9.6 Performance Review (Conditions)

9.6.1 The performance target for management personnel (excluding directors) focuses on the revenue of the Company. If the performance target set by the Executive Committee is not met during each Review Period, the Options held by an Optionee who is a member of management shall be dealt with as follows:

1	If less than fifty percent (50%) of performance target is achieved	One hundred percent (100%) of the entire amount of an Option for the relevant Review Period (representing twenty percent (20%) of the total amount of an Option) will terminate and lapse

2	If more than fifty percent (50%) but less than eighty percent (80%) of performance target is achieved	seventy percent (70%) of the entire amount of an Option for the relevant Review Period (representing fourteen percent (14%) of the total amount of an Option) will vest

3	If more than eighty percent (80%) of performance target is achieved	One hundred percent (100%) of the entire amount of an Option for the relevant Review Period (representing twenty percent (20%) of the total amount of an Option) will vest

9.6.2 The performance target for other employees are work performance for each Review Period of twelve (12) months), with “excellent”, “good”, “acceptable” and “failed” as targets. If the performance target set by the Executive Committee is not met during each Review Period, the Options held by an Optionee who is an employee (other than a member of management) shall be dealt with as follows:

1	Those Optionees who have achieved ‘excellent’ performance	One hundred percent (100%) of the entire amount of an Option in relevant Review Period (representing twenty percent (20%) of the total amount of an Option) will vest

2	Those Optionees who have achieved ‘good’ performance	Eighty percent (80%) of the entire amount of an Option in relevant Review Period (representing sixteen percent (16%) of the total amount of an Option) will vest

3	Those Optionees who have achieved ‘acceptable’ performance	Sixty percent (60%) of the entire amount of an Option in relevant Review Period (representing twelve percent (12%) of the total amount of an Option) will vest

4	Those Optionees who have achieved ‘failed’ performance	One hundred percent (100%) of the entire amount of an Option in relevant Review Period (representing twenty percent (20%) of the total amount of an Option) will terminate and lapse

The foregoing Options that the Optionees are no longer eligible to be vested shall automatically terminate and lapse. The detailed requirements for assessing performance shall be prescribed by the Company

9.7 Notice of Exercise

Each time before vesting, the Committee will inform the Optionee of the methods, amount, term, procedures for the exercise, and the relevant provisions, terms and conditions by written or electronic notice.

10 Non-Transferability of Option

Except by will or laws of descent and distribution, the Option and the rights conferred hereby shall not be sold, transferred, pledged, alienated, mortgaged, assigned or disposed in any manner. The Option shall be exercised only by the Optionee during the Optionee’s lifetime

11 Rights as a Shareholder

Upon exercise of an Option and upon the entry of the Optionee’s name on the register of members of the Company, the Optionee will become a shareholder and shall accordingly have the full rights as a shareholder.

12 Adjustments

12.1 Changes in Capitalization

In the event of any alteration in the capital structure of the Company which arises from a capitalization issue, rights issue, sub-division or consolidation of the Shares or reduction of capital of the Company, the total number of Shares granted and the exercise price under this Scheme shall be proportionately adjusted by the Executive Committee to protect the interests of the Optionee.

Any issue by the Company of any class of shares or, of securities or derivatives convertible into any class of Shares shall not affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares subject to this Scheme.

12.2 Dissolution or Liquidation

In the event of the proposed dissolution and liquidation of the Company, the Executive Committee shall notify each Optionee as soon as practicable in order that he may exercise any vested Option until ten (10) days prior to the date on which the dissolution or liquidation becomes effective. Any unvested portion of the Option shall automatically terminate.

12.3 Acquisition

When the Company is acquired by another company (whether by tender offer or by agreement or other similar methods), the Executive Committee shall notify each Optionee as soon as practicable in order that he may exercise any vested Option. Any unvested portion of the Option shall immediately become exercisable. In both cases, the Options may be exercised until ten (10) days prior to the completion of such acquisition.

12.4 Compromise or Arrangement

In the event of compromise or arrangement, the Company shall notify all the Optionees on the same date when the Company notifies its shareholders and creditors of the foregoing agreement or arrangement in order that the Optionee may exercise any vested Option. Any unvested portion of the Option shall immediately become exercisable. In both cases, the Option may be exercised until five (5) days prior to the date of the shareholders meeting to approve the compromise or arrangement.

12.5 If fractions of Shares are required to be issued as a result of any adjustment under Section 12 of this Scheme, the Company shall pay cash to the Optionee in lieu of the issuance of fractional shares. The amount to be paid shall be equal to the percentage of fractional Shares to be issued to the total number of Shares to be issued as a result of the adjustment multiplied by the Fair Market Value per Share on the date when the fractional Shares are to be issued.

12.6 Any adjustment under Section 12 of this Scheme shall be made by the Executive Committee, after independent appraisal by intermediary institutions appointed by the Committee. The determination of the Committee shall be final and binding on each party

13 Date of Grant

In any event, the date of grant of an Option shall be the date when the Executive Committee determines to grant such Option, or such other date as is determined by the Executive Committee. Notice of determination shall be provided to each Optionee within a reasonable time after the date of such grant.

14 Amendment and Termination of the Scheme

14.1 Amendment and Termination

The Board shall be entitled to amend, alter, suspend or terminate the Scheme at any time.

14.2 Shareholder Approval

Any amendment of this Scheme by the Board shall be approved by shareholders to the extent necessary and desirable to comply with the Governing Law.

14.3 Effect of Amendment or Termination

Unless mutually agreed otherwise by Optionee and the Executive Committee, no amendment, alteration, suspension or termination of this Scheme shall impair the rights of any Optionee Termination of this Scheme shall not affect the Executive Committee’s ability to exercise the powers granted to it hereunder with respect to Options granted under this

Scheme prior to the date of such termination

15 Conditions Upon Issuance of Shares

15.1 Compliance with Law

The Shares issued upon exercise of Options shall comply with the provisions in connection with Option exercise, share issuance and delivery in applicable laws. This compliance shall further be confirmed by legal counsels of the Company

15.2 Cash payment pursuant to this Scheme shall be subject to all applicable laws, rules and regulations.

15.3 Representations for Investment

As a condition to exercise of an Option, the Executive Committee may require the Optionee exercising such Option to represent and warrant at the time of such exercise that the Shares are being purchased only for investment and without any present intention to sell and assign such Shares to hostile bidders.

16 Inability to Obtain Approval

The inability of the Company to obtain approval from any regulatory body having jurisdiction, shall relieve the Company of any liability in respect of its failure to issue or sell such Shares pursuant to any exercise of Options granted under the Scheme.

17 General Reservation

As the condition to the exercise of any Option or the issue of Shares pursuant to this Scheme, the Company may require any Optionee to make written warranties, the form and content of which shall satisfy the requirements of the Company and its legal counsels. Such requirements may include statements on whether the Shares are being purchased only for investment and without any intention to sell or distribute such shares. The Optionee shall also make other warranties required by the Company in accordance with applicable securities law.

18 Shareholder Approval

This Scheme shall be subject to approval by the shareholders of the Company after this Scheme is adopted by the Board. Such shareholder approval shall be obtained in the manner required under the Governing Law.

19 Information Provided to Optionee

The Company shall provide copies of its annual financial report if requested by the Optionee or any person that obtains Shares pursuant to this Scheme. The information aforementioned shall be provided at least once per annum.

20 Withholding Tax

When delivering the Shares to an Optionee, the Company is entitled to determine whether to withhold or collect in advance any withholding tax payable and pay to the applicable taxing authorities, and permit the Optionee to pay all or part of the withholding tax by instructing the Company to withhold the Shares. The price of the Shares to be withheld shall be on the basis of the Fair Market Value determined by the Executive Committee on the date on which the amount of withholding tax is determined.